Exhibit 99.2

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2002 and 2003

(With Report of Independent Registered Public Accounting Firm Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Saint Vincent Healthcare System, Inc.:

      We have audited the accompanying consolidated balance sheets of Saint Vincent Healthcare System, Inc. and subsidiaries (the Medical Center) as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Medical Center’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saint Vincent Healthcare System, Inc. and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      As discussed in note 1(e) to the consolidated financial statements, effective June 1, 2002, the Medical Center changed its method of accounting for goodwill.

/s/ KPMG LLP

Dallas, Texas

June 25, 2004

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2003

	2002	2003

ASSETS
Current assets:
Cash	$—	$369,713
Accounts receivable, less allowance for doubtful accounts of $2,359,133 and $4,053,240 in 2002 and 2003, respectively	34,865,992	41,897,780
Inventories of supplies, at cost	3,298,361	3,364,378
Prepaid expenses and other current assets	3,194,231	5,863,783

Total current assets	41,358,584	51,495,654
Property and equipment, net	76,737,540	74,928,104
Other intangible assets, net of accumulated amortization of $2,034,791 and $2,943,212 in 2002 and 2003, respectively	7,662,861	6,831,116
Investments	10,618,997	9,357,165

Total assets	$136,377,982	$142,612,039

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$9,718,749	$14,075,179
Medical claims incurred but not reported	28,732,015	11,699,981
Accrued employee compensation and benefits	5,312,758	6,265,838
Other current liabilities	8,375,688	5,720,423

Total current liabilities	52,139,210	37,761,421
Due to affiliate	43,512,473	89,157,480
Minority interest	10,613,997	9,352,165
Notes payable to affiliate	162,000,000	162,000,000
Other long-term liabilities	36,355	—

Total liabilities	268,302,035	298,271,066
Commitments and contingencies
Shareholder’s equity (deficit):
Common stock $1 par value, 1,000 shares authorized, issued and outstanding	1,000	1,000
Additional paid-in capital	31,306,220	31,306,220
Accumulated deficit	(163,231,273)	(186,966,247)

Total shareholder’s deficit	(131,924,053)	(155,659,027)

Total liabilities and shareholder’s deficit	$136,377,982	$142,612,039

See accompanying notes to consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2001, 2002, and 2003

	2001	2002	2003

Net patient service revenue	$181,655,931	$193,675,288	$196,240,052
Other revenue	9,146,901	10,688,056	11,933,354

Net operating revenue	190,802,832	204,363,344	208,173,406

Operating expenses:
Salaries and benefits	96,863,243	103,232,899	112,603,509
Supplies	31,363,335	40,521,267	44,786,108
Provision for doubtful accounts	6,217,953	6,469,284	9,753,530
Other operating expenses	53,564,135	53,117,520	57,968,453
Depreciation	11,235,900	11,778,196	3,703,505
Goodwill amortization	3,068,964	1,278,735	—
Other amortization	840,407	988,214	908,421
Impairment of long-lived assets	—	192,996,528	—
Restructuring expenses	—	—	203,854

Total operating expenses	203,153,937	410,382,643	229,927,380

Loss from operations	(12,351,105)	(206,019,299)	(21,753,974)
Interest expense to affiliate	16,200,000	16,200,000	16,200,000
Investment (earnings) loss	(1,928,899)	3,182,801	1,261,831
Impairment of investment	—	6,415,161
Minority interest benefit	(179,101)	(1,197,622)	(1,261,831)

Loss before income taxes	(26,443,105)	(230,619,639)	(37,953,974)
Income tax benefit	(9,890,000)	(86,406,000)	(14,219,000)

Loss before cumulative effect of accounting change	(16,553,105)	(144,213,639)	(23,734,974)
Cumulative effect of accounting change, net of taxes	—	(63,642,412)	—

Net loss	$(16,553,105)	$(207,856,051)	$(23,734,974)

See accompanying notes to consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT)
Years Ended December 31, 2001, 2002, and 2003

				Retained
	Common Stock		Additional	Earnings
			Paid-in	(Accumulated
	Shares	Amount	Capital	Deficit)	Total

Balance, December 31, 2000	1,000	1,000	$31,306,220	$61,177,883	$92,485,103
Net loss	—	—	—	(16,553,105)	(16,553,105)

Balance, December 31, 2001	1,000	1,000	31,306,220	44,624,778	75,931,998
Net loss	—	—	—	(207,856,051)	(207,856,051)

Balance, December 31, 2002	1,000	1,000	31,306,220	(163,231,273)	(131,924,053)
Net loss	—	—	—	(23,734,974)	(23,734,974)

Balance, December 31, 2003	1,000	1,000	$31,306,220	$(186,966,247)	$(155,659,027)

See accompanying notes to consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2002, and 2003

	2001	2002	2003

Cash flows from operating activities:
Net loss	$(16,553,105)	$(207,856,051)	$(23,734,974)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	11,235,900	11,778,196	3,703,505
Amortization	3,909,371	2,266,949	908,421
Provision for doubtful accounts	6,217,953	6,469,284	9,753,530
Cumulative effect of accounting change	—	63,642,412	—
Minority interest benefit	(179,101)	(1,197,622)	(1,261,831)
Deferred income tax expense (benefit)	12,939,000	(57,318,000)	8,111,000
Impairment of long-lived assets and investment	—	199,411,689	—
Restructuring expenses	—	—	203,854
Increase (decrease) in cash from changes in operating assets and liabilities:	(13,014,704)	(17,348,304)	(16,785,318)
Accounts receivable Inventories of supplies, prepaid expenses, and other current assets	611,287	466,430	(2,735,569)
Accounts payable, accrued, and other liabilities	3,819,275	3,267,350	(12,907,594)

Net cash provided by (used in) operating activities	8,985,876	3,582,333	(34,744,976)
Cash flows from investing activities:
Capital expenditures	(7,451,356)	(6,658,948)	(2,215,455)
Other investing activities	15,513	10,999	—

Net cash used in investing activities	(7,435,843)	(6,647,949)	(2,215,455)
Cash flows from financing activities:
Net change in due to affiliate	(1,550,033)	3,065,616	37,330,144

Net cash provided by (used in) financing activities	(1,550,033)	3,065,616	37,330,144

Net change in cash	—	—	369,713
Cash, beginning of period	—	—	—

Cash, end of period	$—	$—	$369,713

Supplemental disclosures:
Interest paid through due to affiliate	16,200,000	16,200,000	16,200,000
Noncash transaction:
Accounts payable related to capital expenditures	28,788	(12,447)	232,663

Income tax payments are made at the parent company level.

See accompanying notes to consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2003

(1)	Summary of Significant Accounting Policies

  (a)     Basis of Presentation

      Saint Vincent Healthcare System, Inc., a Delaware corporation (the “Company”), is an indirect, wholly-owned subsidiary of Tenet HealthSystem HealthCorp, which is a wholly-owned subsidiary of Tenet Healthcare Corporation (together with its subsidiaries, “Tenet”). The Company operates Saint Vincent Hospital (the “Hospital”) and certain other healthcare businesses related to the Hospital. The Hospital is a 348-bed acute care facility that provides inpatient, outpatient and emergency care services in the Worcester, Massachusetts service area.

      The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries (collectively, the “Medical Center”). All significant intercompany balances and transactions have been eliminated in consolidation.

      The accounting and reporting policies of the Medical Center conform to accounting principles generally accepted in the United States of America and prevailing practices for investor-owned entities within the healthcare industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

      In March 2003, Tenet announced that its fiscal year-end was retroactively changed to a December 31 calendar year-end from a May 31 fiscal year-end basis. Accordingly, the Medical Center has a calendar year-end effective December 31, 2002.

  (b)     Net Patient Service Revenue

      Net patient service revenue is recognized in the period when services are performed and is recorded based on established billing rates (gross charges) less estimated discounts for contractual allowances principally for patients covered by Medicare, Medicaid, managed care, and other health plans. Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and therefore are not displayed in the consolidated statements of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). And, because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payor category), gross charges are also what hospitals charge all other patients prior to the application of discounts and allowances.

      Percentages of net patient service revenue, by payor type, for the Medical Center for the years ended December 31, 2001, 2002, and 2003 were as follows:

	2001	2002	2003

Medicare	27%	28%	23%
Medicaid	4%	5%	4%
Managed care	62%	62%	67%
Indemnity and other	7%	5%	6%

      Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

prevalent in earlier periods, and certain other payments, which are based on the hospitals’ cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, which can take several years until final settlement of such matters are determined and completely resolved. Because the laws, regulations, instructions, and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Medical Center could change by material amounts. The Medical Center records adjustments to its previously recorded contractual allowances in future periods, as final settlements are determined. Adjustments related to cost report settlements decreased net patient service revenue by approximately $2,988,000 and $124,000 during the years ended December 31, 2001 and 2002, respectively.

      Prior to the year ended December 31, 2003, the Medical Center recorded estimates for contractual allowances and cost report settlements based on amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. During the year ended December 31, 2003, the Medical Center completed the implementation of a new system and methodology for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on its cost reports. Beginning in the year ended December 31, 2003, for filed cost reports, the Medical Center now records the accrual based on those cost reports and subsequent activity, and records a valuation allowance against those cost reports based on historical settlement trends. For the year ended December 31, 2003, the accrual is recorded based on estimates of what the Medical Center expects to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual may be adjusted accordingly. This change in approach, which was implemented at the same time by Tenet and its subsidiaries, including the Medical Center, was inseparable from a change in estimate and decreased net patient service revenue by approximately $13,828,000 during the year ended December 31, 2003.

      Outlier payments, which were established by Congress as part of the diagnosis-related groups (DRG) prospective payment system, are additional payments made to hospitals for treating Medicare patients who are costlier to treat than the average patient. A hospital receives outlier payments when its defined costs (gross charges adjusted by the hospital’s historical cost-to-charge ratio) exceed a certain threshold established annually by the Centers for Medicare and Medicaid Services (CMS). As mandated by Congress, CMS must limit total outlier payments to between 5% and 6% of total DRG payments. CMS annually changes the threshold in order to bring expected outlier payments within the mandated limit. A change to the cost threshold affects total outlier payments by changing (1) the number of cases that qualify for outlier payments, and (2) the dollar amount hospitals receive for those cases that still qualify. The most recent change to the cost outlier threshold became effective on October 1, 2003.

      Prior to October 1, 2003, CMS used a hospital’s most recently settled cost report to set the hospital’s outlier cost-to-charge ratio. Those settled cost reports typically were two to three years old. Additionally, if a hospital’s cost-to-charge ratio fell below a certain threshold (derived from the cost-to-charge ratios for all hospitals nationwide), then the cost-to-charge ratio used to calculate Medicare outlier payments defaulted to the statewide average for that hospital’s particular state, which was considerably higher. The statewide average was also used when settled cost reports were not available (such as with newly constructed or certain acquired hospitals).

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      During 2003, CMS issued new regulations governing the calculation of outlier payments to hospitals. These regulations, which became effective August 8, 2003, included the following changes:

      For discharges on or after August 8, 2003 and before October 1, 2003:

•	The ratio of cost to charges would be based on the rules in effect prior to August 8, 2003 unless CMS (through its fiscal intermediaries) determined that an alternative ratio of cost to charges should be used.

•	Newly constructed or certain acquired hospitals for which a settled cost report was not available would continue to be paid on the statewide ratio of cost to charges.

•	There would be no change to the cost outlier threshold.

      For discharges on or after October 1, 2003:

•	The ratio of cost to charges is based on the latest of either the most recently submitted or the most recently settled cost reports to calculate the cost-to-charge ratio for outlier payments.

•	The use of the statewide average cost-to-charge ratio for hospitals with very low cost-to-charge ratios is discontinued.

•	Medicare fiscal intermediaries have been given specific criteria for identifying hospitals that may have received inappropriately high outlier payments. The intermediaries are authorized to recover overpayments, including interest, if the actual costs of a hospital stay (which are reflected in the settled cost report) were less than those claimed by the provider or if there were indications of abuse.

•	To avoid overpayments or underpayments of outlier cases, hospitals may request changes to their cost-to-charge ratio (in much the same way that an individual taxpayer can adjust the amount of withholding from income).

      On January 6, 2003, Tenet voluntarily submitted a proposal to CMS that would reduce outlier payments to its hospitals, including the Medical Center, retroactive to January 1, 2003. This proposal, issuance of new regulations governing the calculation of outliers, and other factors resulted in a reduction of Medicare outlier revenue recognized by the Medical Center from approximately $591,000 for the year ended December 31, 2002 to approximately $507,000 for the year ended December 31, 2003. Outlier revenue recognized by the Medical Center for the year ended December 31, 2001 was approximately $1,380,000.

      Tenet’s proposal to CMS included a provision to reconcile the payments it would receive under Tenet’s proposed interim arrangement to those it would have received if the new CMS rules had gone into effect on January 1, 2003 up to the effective date of the final rules and regulations (the Reconciliation Period). Effective August 8, 2003, outlier payments to Tenet subsidiary hospitals, including the Medical Center, are being calculated by the fiscal intermediary in accordance with the final rule, which applies to all hospitals. As stipulated by Tenet’s voluntary outlier payment reduction proposal, Tenet prepared the reduction period reconciliation based on instructions Tenet received from CMS and its fiscal intermediary. Those initial instructions were subsequently revised by CMS, and Tenet submitted an updated reconciliation based on revised instructions. The fiscal intermediary is currently reviewing the updated reconciliation. The final determination and outcome of outlier payments under the arrangement is subject to further review and approval by CMS. Although Tenet earlier expected the fiscal intermediary’s and CMS’s determination with respect to the reconciliation to be made prior to December 31, 2003, additional clarification regarding the reconciliation has delayed a final determination. Based on the recent clarification, the final outcome could result in a material increase to the ultimate amount of outlier revenue

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Tenet, including the Medical Center, could potentially recognize for the Reconciliation Period, but this remains unknown at this point.

      Management believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under all the above arrangements. Management is not aware of any material claims, disputes or unsettled matters with payors not adequately provided for in the accompanying consolidated financial statements.

      Revenues under managed care health plans are determined primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates, and other similar contractual arrangements combined with stop-loss payments (for high-cost patients) and pass-through payments (for high-cost devices and pharmaceuticals). These revenues are also subject to review and possible audit by the payors.

      The Medical Center provides care without charge to certain patients and, for other charity care patients who meet certain financial or economic criteria, the amount of gross charges is discounted whereby the amount billed is substantially lower than established charges. Because the Medical Center’s policy is to not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient service revenue or in operating expenses. The amount of charges forgone under the charity policy for the years ended December 31, 2001, 2002, and 2003 was approximately $8,582,000, $9,971,000, and $10,552,000, respectively. The Commonwealth of Massachusetts operates an Uncompensated Care Pool (the “Pool”), which is primarily funded by Massachusetts acute care hospitals, along with federal and state governments and private sector payors. All Massachusetts hospitals share in any liability attributable to free care expenditures in excess of an established cap based on their share of total patient care costs. The Medical Center is obligated to contribute to the Pool. The Medical Center estimated its liability to the Pool based upon current information, which is subject to retroactive revision upon final determination of actual statewide uncompensated care costs. The Commonwealth of Massachusetts has determined final settlements with respect to the Pool through 1998. The estimated liability to the Pool is reflected in other current liabilities in the accompanying consolidated balance sheet. For the years ended December 31, 2001, 2002 and 2003, the Medical Center’s contribution to the Pool, net of recoveries from the Pool, were approximately $857,000, $420,000 and $1,286,000, respectively.

  (c)     Provision for Doubtful Accounts

      The Medical Center provides for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. The Medical Center estimates this allowance based on the aging of its accounts receivable, historical collection experience for each type of payor and other relevant factors.

      During the year ended December 31, 2003, the Medical Center recorded additional provisions for doubtful accounts of approximately $998,000 to write down its patient receivables to their estimated net realizable value. The significant increase in the provision for doubtful accounts resulted primarily from an adverse change in the Medical Center’s business mix as admissions of uninsured patients grew at an escalating rate. The Medical Center believes these new trends are due to a combination of broad economic factors, including higher unemployment rates, increasing numbers of patients who are uninsured, and the increasing burden of co-payments to be made by patients instead of insurers. Additionally, many of these patients are being admitted through the emergency department and often require more costly care, resulting in higher billings, which are the least collectible of all accounts.

      The additional charge consisted of two components (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns for self-pay and

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

managed care accounts receivable in light of recent trends. The Medical Center’s practice is to write down all self-pay accounts receivable, including accounts receivable related to the co-payments and deductibles due from patients with insurance, to their estimated net realizable value as they age over the course of 120 days, at which time any uncollected balances are assigned to an in-house collection agency. Prior to the year ended December 31, 2003, the Medical Center employed a methodology that utilized graduated write-downs that escalated toward the end of the 120-day period. Given the speed and severity of the new trends in self-pay account collection, the Medical Center changed to a straight-line write-down methodology during the year ended December 31, 2003.

  (d)     Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation and impairment write-downs related to assets held and used. Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred.

      The Medical Center uses the straight-line method of depreciation for buildings, building improvements, and equipment over their estimated useful lives as follows:

Buildings and improvements	25 to 50 years
Equipment	3 to 15 years

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which was adopted June 1, 2002, the Medical Center evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future net cash flows. However, there is an evaluation performed at least annually. Fair value estimates are derived from independent appraisals, established market values of comparable assets or internal calculations of estimated future net cash flows. The estimates of future net cash flows are based on assumptions and projections believed by management to be reasonable and supportable. These assumptions take into account patient volumes, changes in payor mix, revenue and expense growth rates and changes in legislation and other payor payment patterns. Based on significant reductions in cash flows from operations, an impairment evaluation was performed as of December 31, 2002 and, based on an independent appraisal, the Medical Center recorded an impairment charge of $192,996,528 (see note 9).

      Long-lived assets to be disposed of are reported at the lower of either their carrying amounts or fair values less costs to sell or close. In such circumstances, the Medical Center’s estimates of fair value are based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows.

  (e)     Goodwill

      Goodwill represents the excess of costs over the fair value of assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which the Medical Center adopted June 1, 2002, goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are subject to impairment tests performed at least annually. If the Medical Center finds the carrying value of goodwill or other intangible assets with an indefinite useful life to be impaired, or if the carrying value of a business that is to be sold or otherwise disposed of exceeds its fair value, then the Medical Center must reduce the carrying value, including any allocated goodwill, to fair value. In such circumstances, the Medical Center’s estimates of fair value are based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows. In accordance with SFAS No. 142, the Medical Center

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

completed its initial transitional impairment evaluation and, as a result of the evaluation, recorded an impairment charge of $63,642,412, which is reflected as a cumulative effect of an accounting change, net of an income tax benefit of $38,138,000, in the accompanying consolidated statements of operations (see note 11).

      Prior to the adoption of the new standard, goodwill was amortized on a straight-line basis over 40 years.

      The table below presents the Medical Center’s net loss for the years ended December 31, 2001, 2002 and 2003 as if the cessation of goodwill amortization had occurred as of January 1, 2001.

	2001	2002	2003

Net loss, as reported	$(16,553,105)	$(207,856,051)	$(23,734,974)
Goodwill amortization, net of applicable income tax benefits	1,919,554	799,577	—

Pro forma net loss	$(14,633,551)	$(207,056,474)	$(23,734,974)

  (f)     Other Intangible Assets

      Other intangible assets consist primarily of capitalized software costs, which are amortized using the straight-line method over the estimated useful life of the software, which ranges from 3 to 15 years.

  (g)     Investments

      Investments consist primarily of a 45% investment in Fallon Clinic, Inc. (FCI), a multi-specialty physician practice, which is accounted for under the equity method of accounting.

  (h)     Medical Claims Incurred but not Reported

      The Medical Center records estimates of claims incurred but not reported (IBNR) payable to Fallon Community Health Plan (FCHP), an affiliate of FCI, for its obligations under risk sharing agreements. Claims incurred but not reported are estimated using historical claims patterns, current enrollment trends, hospital preauthorizations, member utilization patterns, timeliness of claims submissions, and other factors. These estimates are periodically reviewed and any adjustments are reflected prospectively in operations.

      The Medical Center believes that IBNR claims reserves are adequate to satisfy ultimate claims liabilities; however, establishment of IBNR claims estimates is an inherently uncertain process and actual experience could result in prospective revisions to these estimated reserves.

      The Medical Center had agreements with FCHP during 2001, 2002 and 2003 to provide medical services to participants in FCHP’s health plan (HMO). During 2001 and 2002, under the agreements with FCHP, the Medical Center received monthly capitation payments based on the number of HMO participants, regardless of the services actually performed by the Medical Center. Capitation payments are recognized as revenue during the period in which the Medical Center is obligated to provide the services to the HMO participants. In addition, the Medical Center paid amounts to FCHP for out-of-network hospital services, which are reflected as a reduction of net patient service revenue. During 2003, the agreement with FCHP paid the Medical Center under a discounted fee-for-service arrangement. Net patient service revenue recognized by the Medical Center under agreements with FCHP for the years ended December 31, 2001, 2002 and 2003 were approximately $81,100,000, $93,300,000 and $92,500,000, respectively.

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

  (i)     Income Taxes

      Tenet files consolidated federal and Commonwealth of Massachusetts income tax returns, both of which include the operating results of the Medical Center. Tenet allocates taxes to the Medical Center on a separate return basis whereby current and deferred taxes are allocated to the Medical Center pursuant to the asset and liability method as if the Medical Center were a separate taxpayer. For balance sheet purposes, such allocations are recorded in “Due to affiliate.”

  (j)     Minority Interest

      The Medical Center owns a 90% interest in a limited liability corporation that owns and operates the Hospital. The remaining 10% is owned by FCI.

(2)     Property and Equipment

      Property and equipment consist of the following as of December 31, 2002 and 2003:

	2002	2003

Land	$7,723,670	$7,723,670
Buildings and improvements	59,544,412	59,257,996
Equipment	9,370,235	10,134,625
Construction in progress	99,223	1,246,431

	76,737,540	78,362,722
Less accumulated depreciation (note 9)	—	(3,434,618)

Property and equipment, net	$76,737,540	$74,928,104

(3)	Related Party Transactions

      Related party transactions include the following:

(a) The Medical Center has a cash management arrangement with Tenet. Pursuant to this arrangement, the Medical Center’s cash receipts are funded by Tenet through a zero-balance bank account as checks are presented for payment. Medical Center cash on deposit in the accounts of Tenet is presented net of amounts payable to Tenet and is classified in “Due to affiliate” in the accompanying consolidated balance sheets, a non interest-bearing account.

(b) Tenet advanced funds to the Medical Center for insurance coverage, other operating costs and asset purchases during the years ended December 31, 2001, 2002, and 2003. Additionally, Tenet charged the Medical Center a management fee recorded in other operating expenses of $6,288,836, $5,301,793, and $9,419,634 for the years ended December 31, 2001, 2002, and 2003, respectively, for administrative, financial, and technical support, which are generally allocated on a pro rata basis utilizing net operating revenues for all of Tenet’s hospitals. Such expense allocations to the Medical Center may not be representative of the costs to be incurred in the future or on a stand alone basis. Management believes the allocation method described above is reasonable.

(c) Substantially all of the Medical Center’s professional and comprehensive general liability risks in excess of self-insured retentions, which vary by policy year from $1 million to $2 million per occurrence, are insured through wholly owned insurance subsidiaries of Tenet. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The Medical Center is charged an allocation of cost by Tenet for its portion of cost relating to this program. The amount

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allocated to the Medical Center for these costs for the years ended December 31, 2001, 2002, and 2003 was $2,002,194, $2,972,779, and $2,820,358, respectively.

(d) Notes payable to affiliate of $162,000,000 as of December 31, 2002 and 2003 consists of notes payable to an affiliate of the Medical Center for $117,000,000 and $45,000,000, bearing interest at 10% and payable in one principal installment on June 1, 2010. Interest expense for each of the years ended December 31, 2001, 2002 and 2003 was $16,200,000.

(e) The Medical Center has entered into agreements with FCI whereby FCI provides directorship services related to teaching programs and nursing services related to chemotherapy. The Medical Center recognized expenses for these services of approximately $1,550,000, $2,020,000 and $2,105,000 for the years ended December 31, 2001, 2002 and 2003, respectively. Also, the Medical Center has entered into agreements to provide FCI with emergency room physician services, infusion services and space rental within the Medical Center. The Medical Center recognized revenue for these services of approximately $2,265,000, $4,170,000 and $4,525,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

(4)     Claims and Lawsuits

      Tenet and the Medical Center are subject to a significant number of claims and lawsuits. Tenet is also the subject of federal and state agencies’ heightened and coordinated civil and criminal investigations, and enforcement efforts, and has received subpoenas and other requests for information relating to a variety of subjects. In the present environment, management expects these enforcement activities to take on additional importance, that government enforcement activities will intensify, and that additional matters concerning Tenet and its subsidiaries may arise. Management also expects new claims and lawsuits to be brought against Tenet and its subsidiaries from time to time.

      The results of these claims and lawsuits cannot be predicted, and it is reasonably possible that the ultimate resolution of these claims and lawsuits, individually or in the aggregate, may have a material adverse effect on the Medical Center’s business both in the near and long term, financial position, results of operations or cash flows. Although Tenet and the Medical Center defend themselves vigorously against claims and lawsuits and cooperate with investigations, these matters (1) could require payment of substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under insurance policies where coverage applies and is available, (2) cause substantial expenses to be incurred, (3) require significant time and attention from management and (4) could cause Tenet to close or sell hospitals or otherwise modify the way its business is conducted. Reserves for claims and lawsuits are recorded when they are probable and reasonably estimable.

      Currently pending legal proceedings and investigations that are not in the ordinary course of business are principally related to the subject matters set forth below. In July 2003, Tenet and several of its subsidiaries received administrative subpoenas from the United States Attorney’s Office for the Central District of California, seeking documents since 1997 related to physician relocation agreements at seven Southern California hospitals owned by Tenet subsidiaries, as well as summary information about physician relocation agreements related to all of its hospital subsidiaries, including the Medical Center. Specifically, the subpoenas, issued in connection with a criminal investigation, seek information from Tenet, three intermediary corporate subsidiaries and subsidiaries that own seven of Tenet’s Southern California hospitals. Tenet is cooperating with the government regarding this investigation.

      The United States Department of Justice (DOJ), in conjunction with the Office of the Inspector General of the Department of Health and Human Services, has been investigating certain hospital billings

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to Medicare for inpatient stays reimbursed pursuant to the diagnosis-related groups (DRG) 79 (pneumonia), 415 (operating room procedure for infectious and parasitic diseases), 416 (septicemia) and 475 (respiratory system diagnosis with mechanical ventilator). The investigation is believed to have stemmed initially from the government’s nationwide pneumonia “upcoding” initiative and focuses on 103 acute care hospitals owned by subsidiaries of Tenet or its predecessors, including the Medical Center, during the period September 1992 through December 1998. In January 2003, the government filed a lawsuit in the United States District Court for the Central District of California in regard to this matter alleging violations of the federal False Claims Act and various common law theories of liability. The government seeks treble damages and other relief, including punitive damages. In November 2003, the District Court (1) granted Tenet’s motion to dismiss for failure to plead fraud with the requisite particularly, with leave to amend, (2) granted, in part, Tenet’s motion to sever, with leave to amend, and (3) dismissed, with prejudice, the government’s claims for unjust enrichment, disgorgement and recoupment. Pursuant to the District Court’s order, in February 2004, the government filed a Second Amended Complaint and two additional related complaints against Tenet and various subsidiaries alleging successor liabilities for claims submitted by predecessors of Tenet. Tenet has not yet responded to these complaints. No trial date has been set in the case.

      The DOJ has been investigating certain hospital billings to Medicare for inpatient stays reimbursed under the DRG system from January 1, 1992 to June 30, 2000. The investigation has focused on the coding of patients’ post-discharge status. The investigation arose from the federal government’s nationwide transfer-discharge initiative. In March 2004, Tenet signed a definitive settlement agreement with the DOJ to resolve all civil claims against substantially all Tenet hospitals, including the Medical Center, with respect to the payment of certain claims submitted to Medicare for transfers of Medicare patients. Tenet has adequately provided for the settlement of this matter as of December 31, 2003 in its consolidated financial statements. No amount of the settlement has been allocated to the Medical Center as of December 31, 2003.

(5)	Benefit Plan

      Substantially all employees assigned to perform duties for the Medical Center, upon qualification, are eligible to participate in Tenet’s defined contribution 401(k) plan. Employees who elect to participate may contribute 1% to 20% for the period January 1, 2001 through December 31, 2002 and 1% to 25% for the period January 1, 2003 through December 31, 2003 of their eligible compensation, and Tenet matches such contributions up to a maximum percentage. Expenses allocated to the Medical Center during the years ended December 31, 2001, 2002, and 2003 for the plan were $938,918, $1,313,382, and $1,997,650, respectively.

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(6)	Leases

      The Medical Center has several noncancelable operating leases, primarily for office space and medical equipment that expire at various dates. The following is a schedule of future minimum operating lease payments that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2003:

Year ending December 31:
2004	$666,281
2005	673,051
2006	675,312
2007	677,619
2008	119,971
Thereafter	247,181

$3,059,415

      Total rental expense during the years ended December 31, 2001, 2002, and 2003 for all operating leases was $2,359,227, $2,080,537, and $1,989,573, respectively.

(7)	Income Taxes

      Income tax expense (benefit) allocated by Tenet on a separate return basis for the years ended December 31, 2001, 2002, and 2003 consists of:

	2001	2002	2003

Current:
Federal	$(20,529,000)	$(26,137,000)	$(20,046,000)
State	(2,300,000)	(2,951,000)	(2,284,000)

	(22,829,000)	(29,088,000)	(22,330,000)

Deferred:
Federal	11,635,000	(51,502,000)	7,281,000
State	1,304,000	(5,816,000)	830,000

	12,939,000	(57,318,000)	8,111,000

	$(9,890,000)	$(86,406,000)	$(14,219,000)

      The total amount of the net deferred tax asset included in “Due to affiliate” as of December 31, 2002 and 2003 was approximately $76,326,000 and $68,216,000, respectively.

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      A reconciliation between the amount of reported income tax benefit and the amount computed by multiplying loss before tax by the statutory Federal income tax rate is shown below:

	2001		2002		2003

	Amount	Percent	Amount	Percent	Amount	Percent

Tax benefit at statutory federal rate	$(9,255,000)	35.0%	$(80,717,000)	35.0%	$(13,284,000)	35.0%
State income taxes, net of federal income tax impact	(648,000)	2.4%	(5,698,000)	2.5%	(945,000)	2.5%
Other	13,000	0.0%	9,000	0.0%	10,000	0.0%

Tax benefit	$(9,890,000)	37.4%	$(86,406,000)	37.5%	$(14,219,000)	37.5%

      Deferred tax assets and liabilities as of December 31, 2002 and 2003 relate to the following:

	2002		2003

	Assets	Liabilities	Assets	Liabilities

Depreciation and fixed asset basis differences	$45,722,000	$—	$39,685,000	$—
Receivables — doubtful accounts and adjustments	—	842,000	2,635,000	—
Accrual for insurance risks	1,938,000	—	2,316,000	—
Intangible assets	5,409,000	—	4,654,000	—
Benefit plans	261,000	—	617,000	—
Investments and other assets	19,153,000	—	19,280,000	—
Other items	4,685,000	—	—	971,000

	$77,168,000	$842,000	$69,187,000	$971,000

      Management of the Medical Center believes that realization of the deferred tax assets is more likely than not to occur as temporary differences reverse against future taxable income. Accordingly, no valuation allowance has been established.

(8)	Disclosures About Fair Value of Financial Instruments

      The carrying amounts of cash, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying value of the “Due to affiliate” account, while classified as long-term since the total account balance is not required to be settled within one year, approximates fair value based on the high level of cash receipts and disbursements routinely processed through this account. The carrying value of notes payable to affiliate approximates fair value.

(9)	Impairment of Long-Lived Assets

      During 2002, the Medical Center experienced significant reductions in cash flows from operations, which indicated that the carrying value of the Medical Center’s long-lived assets may not be fully recoverable. As a result, the Medical Center recorded an impairment charge of $192,996,528 to write-down the carrying value of its long-lived assets to their estimated fair value based upon an independent appraisal. The writedown of the long-lived assets resulted in a new cost basis in the assets.

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(10)	Impairment of Investment

      During 2002, due to recurring losses and anticipated future losses of the equity method investee, the Medical Center determined that its investment in FCI was impaired and that such impairment was other-than-temporary. As a result of the analysis, the Medical Center recorded an impairment charge of $6,415,161 to write-down the investment to its estimated fair value.

(11)	Cumulative Effect of Accounting Change

      On June 1, 2002, the Medical Center changed its method of accounting for goodwill in accordance with SFAS No. 142. The Medical Center completed its transitional goodwill impairment evaluation as of November 30, 2002 and, as a result of the analysis, recorded an impairment charge of $63,642,412, which is reflected as a cumulative effect of an accounting change, net of an income tax benefit of $38,138,000, in the accompanying consolidated statements of operations.

(12)	Restructuring Expenses

      During the year ended December 31, 2003, the Medical Center recorded restructuring expenses of $203,854 for severance and benefits associated with Tenet’s plans to reduce operating expenses through the reduction of staff.

(13)	Liquidity

      The Medical Center has had losses from operations, negative cash flows from operations and a shareholder’s deficit, which raises concerns regarding the Medical Center’s liquidity. The Medical Center has a working capital surplus as of December 31, 2003 and Tenet has continued to provide funding for the operations of the Medical Center as needed.

(14)	Subsequent Events

      On January 28, 2004 Tenet announced its intent to seek to sell the Hospital operated by the Company.

      In June 2004, an arbitration hearing was concluded with respect to a contractual dispute involving a managed care contract with FCHP. As a result of this arbitration, the Medical Center expects to recognize additional revenue of approximately $12 million for services provided prior to December 31, 2003. The Medical Center will recognize this additional revenue as net patient service revenue during 2004.